                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12
                        MEMC ELECTRONIC MATERIALS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] $125 per Exchange Act Rules O-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
Item 22(a)(2) of Schedule 14A.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
O-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously by written preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                        MEMC ELECTRONIC MATERIALS, INC.
                       501 PEARL DRIVE (CITY OF O'FALLON)
                           ST. PETERS, MISSOURI 63376

                                   NOTICE OF
                         ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD MAY 6, 1999

To the Stockholders of MEMC Electronic Materials, Inc.:

     The Annual Meeting of Stockholders of MEMC Electronic Materials, Inc. (the "Company"), a Delaware corporation, will be held at The Ritz-Carlton St. Louis, 100 Carondelet Plaza, St. Louis, Missouri 63105 on Thursday, May 6, 1999 at 10:00 a.m., local time, for the following purposes:

     1. To elect directors; and

     2. To transact such other business as may properly come before the meeting and all adjournments thereof.

     The Board of Directors has fixed March 8, 1999 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting and all adjournments thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder at the executive offices of the Company not less than ten days prior to the Annual Meeting.

                                          By Order of the Board of Directors

                                          /s/Helene F. Hennelly

                                          HELENE F. HENNELLY
                                          Secretary

April 2, 1999
St. Peters, Missouri

     EVEN IF YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED RETURN ENVELOPE, WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY DESIRE.

                        MEMC ELECTRONIC MATERIALS, INC.

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

     The enclosed proxy is solicited on behalf of MEMC Electronic Materials, Inc. (the "Company") for use at the Annual Meeting of its stockholders to be held May 6, 1999 at 10:00 a.m., local time, at The Ritz-Carlton St. Louis, 100 Carondelet Plaza, St. Louis, Missouri 63105 (the "Annual Meeting"), and all adjournments and postponements thereof. If the proxy is executed and returned to the Company, it nevertheless may be revoked at any time before it is exercised
(i) by written notice to the Secretary of the Company at the Company's principal executive offices at the address set forth below, (ii) by properly submitting to the Company a duly executed proxy bearing a later date, or (iii) by attending the meeting and voting in person.

                                   BACKGROUND

     The Company's principal executive offices are located at 501 Pearl Drive (City of O'Fallon), St. Peters, Missouri 63376. All correspondence to the Company should be directed to P.O. Box 8 at the aforementioned address. This Proxy Statement and the accompanying form of proxy are first being sent to stockholders on or about April 2, 1999.

                                     VOTING

     Only the holders of record of Common Stock of the Company (the "Common Stock") at the close of business on March 8, 1999 are entitled to notice of, and to vote, either in person or by proxy, at the Annual Meeting and all adjournments thereof. At the close of business on March 8, 1999, 40,507,216 shares of Common Stock were issued and outstanding. A majority of the outstanding shares of Common Stock on the record date, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Each share of Common Stock held of record as of the record date is entitled to one vote on each matter submitted to a vote at a meeting of stockholders. The Company knows of no matters other than the election of directors to be presented for consideration at the Annual Meeting. If any other matters properly come before the meeting, the proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such proxies.

     The MEMC Stock Fund holds Common Stock as an investment alternative for participants in the MEMC Retirement Savings Plan (the "Plan"). Plan participants have the right under the Plan to direct the Plan's trustee how to vote the shares of Common Stock that are held by the Plan. The Plan requires the trustee to vote shares for which participants do not provide voting direction in proportion to the votes cast by all voting participants.

     Shares represented by proxies which are marked "withhold authority" with respect to the election of any one or more nominees for election as directors will be counted for the purpose of determining whether there is a quorum for the transaction of business at the Annual Meeting.

     The affirmative vote of a plurality of the shares present in person or represented by proxy at the Annual Meeting is required to elect directors. "Plurality" means that the nominees who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be elected at the Annual Meeting. Consequently, any shares represented at the Annual Meeting but not voted for any reason, have no impact on the election of directors.

                             ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation (the "Restated Certificate") and Restated By-Laws (the "Restated By-Laws") provide that the Board shall consist of not less than five and not more than fifteen directors, the exact number of directors to be determined from time to time by resolution of the Board of Directors. By resolution, the Board has currently set the number of directors at nine. There is currently one vacancy on the Board of Directors created by the resignation of Prof. Dr. Erhard Meyer-Galow, whose term would have expired at the Annual Meeting in the year 2001. The Board has not identified a replacement for Prof. Dr. Erhard Meyer-Galow on the Board. The Restated Certificate also provides for a classified Board of Directors divided into three classes whose terms expire at different times. Three members are to be elected to the Board of Directors in 1999, each to serve for a term of three years. All of the Board's nominees for election at the 1999 Annual Meeting of Stockholders for a term expiring at the 2002 Annual Meeting of Stockholders are currently directors of the Company. The Board of Directors has no reason to doubt the availability of its slate of nominees and each nominee has indicated his willingness to serve if elected. If any nominee shall decline or be unable to serve for any reason, it is intended that, at the discretion of the Board of Directors, the Board will appoint a replacement director or the size of the Board will be reduced. Stockholders voting at the 1999 Annual Meeting of Stockholders may not vote for more than the number of nominees listed in the enclosed proxy.

     The persons named in the enclosed form of proxy intend to vote such proxy for the election of the three nominees named below as directors of the Company, unless the stockholder indicates on the form of proxy that the vote should be withheld or contrary directions are indicated. If the proxy card is signed and returned without any direction given, stock represented by the form of proxy will be voted FOR the election of the three nominees named on the proxy.

                  INFORMATION REGARDING NOMINEES FOR DIRECTORS
                TO BE ELECTED IN 1999 FOR TERMS EXPIRING IN 2002

                                                  PRESENT
                                                   TERM
                 NAME                      AGE    EXPIRES                 BUSINESS EXPERIENCE
                 ----                      ---    -------                 -------------------
Willem D. Maris........................    59      1999      Director of the Company since September 1995;
                                                             President and Chief Executive Officer of ASM
                                                             Lithography Holdings since 1990.
Paul T. O'Brien........................    53      1999      Director of the Company since May 1995;
                                                             Executive Vice President and a Director of
                                                             Degussa-Huls Corporation, an affiliate of the
                                                             Company, since March 1999; Executive Vice
                                                             President of CREANOVA Inc., an affiliate of
                                                             the Company, from October 1992 to March 1999;
                                                             General Counsel and Secretary of CREANOVA Inc.
                                                             from June 1985 to March 1999; Director of
                                                             CREANOVA Inc. from November 1994 to March
                                                             1999.
Klaus R. von Horde.....................    56      1999      Director of the Company since November 1997;
                                                             Chief Executive Officer of the Company since
                                                             February 1999; President of the Company since
                                                             December 1997; Chief Operating Officer of the
                                                             Company from December 1997 to February 1999;
                                                             Member of Board of Directors of Rohm GmbH, an
                                                             affiliate of the Company, from 1987 to 1998;
                                                             Chief Executive Officer and Chairman of the
                                                             Management Board of Carl Schenck AG from
                                                             January 1993 to November 1997.

                   INFORMATION REGARDING CONTINUING DIRECTORS

                                                  PRESENT
                                                   TERM
                 NAME                      AGE    EXPIRES                 BUSINESS EXPERIENCE
                 ----                      ---    -------                 -------------------
Dr. Hans Michael Gaul..................    56      2000      Director of the Company since August 1998
                                                             (appointed by the Board to fill the vacancy
                                                             created by the resignation of Dr. Robert M.
                                                             Sandfort); Member of the Board of Management
                                                             of VEBA AG, an affiliate of the Company, since
                                                             1990; Chief Financial Officer of VEBA AG since
                                                             1996; Deputy Chairman of the Board of
                                                             Management of PreussenElektra AG, an affiliate
                                                             of the Company, since 1993; Member of the
                                                             Board of Management of PreussenElektra AG
                                                             since 1978; Member of the Supervisory Board of
                                                             Degussa-Huls AG, an affiliate of the Company,
                                                             since February 1999; Member of the Supervisory
                                                             Boards of Allianz Versicherungs-AG, RAG
                                                             Aktiengesellschaft, an affiliate of the
                                                             Company, and Raab Karcher -- VEBA Immobilien
                                                             Management, an affiliate of the Company, since
                                                             1998; Member of the Supervisory Boards of
                                                             Deutsche Krankenversicherung AG and Volkswagen
                                                             AG since 1997; Member of the Supervisory
                                                             Boards of PreussenElektra AG and VEBA Oel AG,
                                                             an affiliate of the Company, since 1996;
                                                             Member of the Supervisory Board of Thuga AG,
                                                             an affiliate of the Company, since 1978;
                                                             Member of the Supervisory Board of VAW
                                                             aluminum AG since 1985; Member of the
                                                             Supervisory Board of Stinnes AG, an affiliate
                                                             of the Company, since 1998; Member of the
                                                             Supervisory Board of Huls AG, an affiliate of
                                                             the Company, from 1996 to February 1999;
                                                             Member of the Supervisory Board of Degussa AG,
                                                             an affiliate of the Company, from 1998 to
                                                             February 1999.
Helmut Mamsch..........................    54      2000      Chairman of the Board of Directors of the
                                                             Company since August 1998; Director of the
                                                             Company since March 1998; Member of the Board
                                                             of Management of VEBA AG since October 1993;
                                                             Chairman of the Board of Management of Stinnes
                                                             AG from July 1996 to March 1998; Chairman of
                                                             the Board of Management of Raab Karcher AG, an
                                                             affiliate of the Company, from February 1991
                                                             to June 1996; Member of the Board of Directors
                                                             of Logica Plc since July 1996; Member of the
                                                             Supervisory Board of Degussa-Huls AG since
                                                             February 1999; Member of the Supervisory
                                                             Boards of Commerzbank AG, Kali und Salz
                                                             Beteiligungs AG, Readymix AG, SGE Deutsche
                                                             Holding GmbH and Steag AG, an affiliate of the
                                                             Company.

                   INFORMATION REGARDING CONTINUING DIRECTORS

                                                  PRESENT
                                                   TERM
                 NAME                      AGE    EXPIRES                 BUSINESS EXPERIENCE
                 ----                      ---    -------                 -------------------
Michael B. Smith.......................    62      2000      Director of the Company since September 1995
                                                             and from August 1989 to May 1993; Vice
                                                             Chairman of Global USA, Inc. since August
                                                             1997; Senior Principal of Capitoline/Manning,
                                                             Selvage & Lee from 1996 to July 1997;
                                                             President of SJS Advanced Strategies from 1989
                                                             to 1995.
Dr. Alfred Oberholz....................    46      2001      Director of the Company since March 1997;
                                                             Member of the Board of Management of
                                                             Degussa-Huls AG since February 1999; Member of
                                                             the Board of Management of Huls AG from March
                                                             1998 to February 1999; Deputy Member of the
                                                             Board of Management of Huls AG from July 1996
                                                             to March 1998; Head of Silicones/Silanes
                                                             Business Unit of Huls AG from January 1995 to
                                                             November 1996; Member of the Supervisory Board
                                                             of Huls Silicone GmbH, an affiliate of the
                                                             Company, since November 1997; Member of
                                                             Central Department for Corporate Strategy of
                                                             Huls AG from May 1993 to December 1994.
Ludger H. Viefhues.....................    56      2001      Director of the Company since 1989; Chief
                                                             Executive Officer of the Company from August
                                                             1996 to February 1999; Chairman of the Board
                                                             of Directors of the Company from March 1993 to
                                                             August 1996; Chief Financial Officer of Huls
                                                             AG from January 1993 to July 1996; Member of
                                                             the Board of Management of Huls AG from
                                                             October 1993 to July 1996; Member of the
                                                             Advisory Board of Steag AG since January 1996.
                                                             Mr. Viefhues retired as Chief Executive
                                                             Officer of the Company in February 1999. He
                                                             has agreed to remain on the Board until August
                                                             1999 to assist in the transition. The Board
                                                             has not identified a replacement for Mr.
                                                             Viefhues on the Board.

                        SECURITY OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS

     On October 22, 1998, the Company filed a registration statement with the Securities and Exchange Commission (the "SEC") for the sale of its Common Stock in a rights offering to existing stockholders except VEBA AG and its affiliates (the "Offering"). The Company expects to sell approximately 13,628,446 shares in the Offering. On March 22, 1999, the Company sold 15,399,130 shares of Common Stock to VEBA Zweite Verwaltungsgesellschaft mbH ("VEBA Zweite"), a subsidiary of VEBA AG, in a private placement. VEBA Zweite has also agreed to purchase all shares of Common Stock issuable upon exercise of the rights that are not subscribed for by other stockholders in the Offering, subject to certain conditions that are customary in a firm commitment underwriting.

     The following table sets forth the beneficial ownership of the Company's Common Stock as of January 31, 1999 by (i) each director, which includes nominees for election as a director, (ii) each executive officer named in the Summary Compensation Table (the "Named Executive Officers"), and (iii) all directors and executive officers of the Company as a group. None of the aforementioned individuals own one percent or more of the issued and outstanding Common Stock of the Company. All directors and executive officers of the Company as a group own in the aggregate less than one percent of the issued and outstanding Common Stock of the Company.

                                      NUMBER
               NAME                  OF SHARES
               ----                  ---------
Marcel Coinne......................    49,207(1)
Dr. John P. DeLuca.................    43,882(2)
Dr. Hans Michael Gaul..............        --
Helmut Mamsch......................       600(3)
Willem D. Maris....................     2,100(3)
Dr. Alfred Oberholz................     1,867(3)
Paul T. O'Brien....................     2,100(3)

                                      NUMBER
               NAME                  OF SHARES
               ----                  ---------
Michael B. Smith...................     2,500(4)
James M. Stolze....................    69,082(5)
Ludger H. Viefhues.................    67,700(6)
Klaus R. von Horde.................    34,500(3)
All directors and executive
  officers as a group (16
  persons).........................   316,201

-------------------------
(1) Sole voting and investment power over 31,578 shares issuable upon exercise of stock options granted under the Company's 1995 Equity Incentive Plan, as amended and restated (the "Equity Incentive Plan"); sole voting power but no investment power over 2,200 shares of unvested restricted stock awarded under the Equity Incentive Plan; shared voting and investment power over 15,429 shares including 3,370 shares owned by Mr. Coinne's spouse.

(2) Sole voting and investment power over 41,882 shares, including 25,378 shares issuable upon exercise of stock options granted under the Equity Incentive Plan; sole voting but no investment power over 2,000 shares of unvested restricted stock awarded under the Equity Incentive Plan.

(3) Consists of shares issuable upon exercise of stock options granted under the Equity Incentive Plan.

(4) Sole voting and investment power over 2,100 shares issuable upon exercise of stock options granted under the Equity Incentive Plan; shared voting and investment power over 400 shares.

(5) Sole voting and investment power over 58,282 shares, including 31,778 shares issuable upon exercise of stock options granted under the Equity Incentive Plan; sole voting but no investment power over 2,800 shares of unvested restricted stock awarded under the Equity Incentive Plan; shared voting and investment power over 8,000 shares.

(6) Sole voting and investment power over 60,200 shares issuable upon exercise of stock options granted under the Equity Incentive Plan; shared voting and investment power over 7,500 shares.

     The following table sets forth information regarding all persons or entities known to the Company to be the beneficial owner of more than five percent of the Common Stock of the Company as of February 28, 1999.

              NAME AND ADDRESS                 NUMBER OF SHARES      PERCENTAGE OF CLASS
              ----------------                 ----------------      -------------------
VEBA Corporation.............................     21,490,942(1)             53.1%
605 Third Avenue
New York, NY 10158
State of Wisconsin Investment Board..........      3,595,000(2)              8.9%
P.O. Box 7842
Madison, WI 53707

-------------------------
(1) This information is based on a Schedule 13D dated October 22, 1998 jointly filed with the SEC by VEBA AG and its direct and indirect, wholly owned subsidiary, VEBA Corporation. This information does not include the 15,399,130 shares of Common Stock purchased by VEBA Zweite, an affiliate of VEBA Corporation and VEBA AG, from the Company on March 22, 1999, in a private placement. VEBA Zweite has also agreed to purchase all shares of Common Stock issuable upon exercise of the rights issued by the Company in the Offering that are not subscribed for by other stockholders, subject to certain conditions that are customary in a firm commitment underwriting.

(2) This information is based on a Schedule 13G dated January 16, 1999 filed with the SEC. The State of Wisconsin Investment Board reports sole voting and dispositive power over all its shares.

            BOARD MEETINGS AND COMMITTEES; COMPENSATION OF DIRECTORS

BOARD OF DIRECTORS

     The Board of Directors met four times in 1998. The Company's Restated By-Laws provide for an Audit Committee and a Compensation Committee and authorize the Board, by resolution, to designate other committees having such duties and functions as provided in the resolution creating them. The Board has established committees having responsibility in specific areas of Board activity, and the duties and responsibilities of the standing committees are described below. Each of the directors attended 75% or more of the aggregate of the meetings of the Board and of the Board committees on which he served in 1998, except for Dr. Hans Michael Gaul who was unable to attend one of two meetings of the Board after he was appointed to the Board effective August 12, 1998.

AUDIT COMMITTEE

     Members: Willem D. Maris and Michael B. Smith

     The Audit Committee met five times in 1998. The Audit Committee reviews the Company's internal accounting and auditing procedures, meets from time to time with the Company's internal auditors and with the Company's independent auditors to review their accounting recommendations to the Company, and submits reports periodically on the foregoing matters to the Board of Directors.

COMPENSATION COMMITTEE

     Members: Dr. Hans Michael Gaul, Helmut Mamsch, Dr. Alfred Oberholz, Paul T.
              O'Brien and Michael B. Smith

     The Compensation Committee met five times in 1998. The responsibilities of the Compensation Committee include: selecting the executive and salaried employees who participate in the executive compensation program; periodically reviewing management development efforts; reviewing and approving new compensation programs; setting base salaries for certain executives; reviewing and approving base salaries of certain recently hired executives; approving annual cash incentive plan participants, targets and award amounts; approving profit sharing programs; and reviewing and approving annual adjustments in compensation necessitated by competitive, inflationary or governmental pressures.

ENVIRONMENTAL, SAFETY AND HEALTH COMMITTEE

     Members: Paul T. O'Brien, Michael B. Smith and Klaus R. von Horde

     The Environmental, Safety and Health Committee met four times in 1998. The Environmental, Safety and Health Committee evaluates the impact that existing and developing environmental, safety and health laws, regulations, trends and issues may have on Company operations, personnel and performance. It periodically meets with management to encourage taking appropriate actions to minimize or mitigate the impact of such laws, regulations, trends and issues on the Company, its operations and its personnel. The Environmental, Safety and Health Committee also monitors the Company's performance in these areas.

PLANNING AND CAPITAL EXPENDITURES COMMITTEE

     Members: Dr. Hans Michael Gaul, Willem D. Maris, Dr. Alfred Oberholz,
              Ludger H. Viefhues and Klaus R. von Horde

     The Planning and Capital Expenditures Committee met four times in 1998. The Planning and Capital Expenditures Committee reviews regularly with management of the Company the capital expenditures planned or desired by the Company and makes recommendations to the full Board of Directors with respect to such matters.

DIRECTOR NOMINATIONS

     The Company does not have a standing nominating committee; the Board of Directors performs this function. Pursuant to the Restated Certificate, the Board will accept nominations of persons for election to the Board of Directors by any stockholder of the Company as of the record date for the annual meeting of stockholders who submits a notice to the Company which sets forth the information about both the nominee (including but not limited to the information required by the federal proxy solicitation rules) and the stockholder making the nomination. See "STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS," below.

DIRECTORS' FEES

     Each director who is not an employee of the Company is paid an annual retainer of $25,000 and $1,000 for each Board meeting and each committee meeting he attends, plus expenses. Each non-employee director is paid an annual retainer of $3,000 for each committee on which such non-employee director serves as a member and $6,000 (in lieu of the $3,000) for each committee on which such non-employee director serves as chairman. Each non-employee director who is the chairman of a committee is paid $2,000 (in lieu of the $1,000) for each committee meeting he attends and serves as chairman.

     In addition, on January 1, 1998, each non-employee director was awarded stock options to purchase 2,100 shares of Common Stock under the Company's Equity Incentive Plan. Dr. Gaul was awarded stock options to purchase 800 shares due to his appointment to the Board on August 12, 1998, and Helmut Mamsch was awarded stock options to purchase 1,800 shares due to his appointment to the Board on March 21, 1998. All such stock options vest pro-rata on the first, second and third anniversaries of their respective dates of grant.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is based on the premise that a balance is required between the needs of the Company in operating its business in an effective and profitable manner and the competitiveness of rewards in competing for management talent in the marketplace. The Compensation Committee (the "Committee") reviews the program at least annually to ensure that this balance is maintained.

POLICIES, GOALS AND RESPONSIBILITIES

     The objective of the Committee is to establish compensation at a level which will allow the Company to attract, retain and motivate the caliber of individuals required to manage and expand the Company's business. Compensation levels are established using guidelines based upon survey data of comparable U.S. companies, or comparable companies in the relevant geographic area where the executive is located, developed by internationally recognized compensation consultants. In order to reflect the compensation practices that are prevalent in the Company's industry, in 1998 the Committee placed greater emphasis on variable pay elements, including annual performance-based bonuses and long-term equity incentives, than on base salary.

     The Company's 1998 guideline for executive compensation was based on the Radford Associates High Technology Executive Compensation Database Survey and the Towers Perrin Executive Compensation Database Survey, with a special emphasis placed on a subset of the Towers Perrin Executive Compensation Database Survey that included companies in the electric and electronic equipment industries. Companies included in these surveys are considered to be representative of those with which the Company competes for executive officers and employees. Many of the companies in the surveys are also included among the companies that make up the comparative indices for the Company's Stock Price Performance Graph. For 1998, in order to effectuate a change in emphasis to variable pay elements, the Committee targeted base salaries for executive officers at the 40th percentile of the surveys and annual incentives and long-term equity incentives for executive officers at the 75th percentile of the surveys.

     The 1998 executive compensation program consisted of four components: 1) base salary, 2) annual cash incentive awards, 3) long-term equity incentive awards, and 4) special retention bonuses.

BASE SALARIES

     The base salary of each executive officer is reviewed annually. In making base salary decisions, the Committee first reviews the comparable salary ranges from the surveys. In 1998, the Committee targeted base salaries for executive officers at the 40th percentile of companies included in the surveys. In addition, the Committee considers certain other factors and uses discretion when setting base salary levels. In setting base salaries for 1998, the Committee also considered the need to retain executive officers during the difficult market and financial conditions being experienced by the Company.

     As a result, the Committee authorized a 4% increase in annual base salaries over 1997 base salaries to executive officers in 1998. For 1998, the base salary of the CEO, Ludger H. Viefhues, was $520,000 per year.

ANNUAL CASH INCENTIVE AWARDS

     Participation in the Annual Incentive Bonus Plan is discretionary on the part of the Company and the plan is non-contractual. Under current practice, annual cash awards are made to middle management and senior executives to recognize and reward individual and corporate performance.

     The Committee establishes a performance/payout schedule each year to set target bonuses (as a percentage of salary) for each designated participant. In 1998, the Committee targeted annual bonus levels for executive officers comparable to the 75th percentile of companies included in the surveys. The 1998 target bonus levels for participants ranged from 10% to 140% of the participant's annual base salary. The maximum award payout for 1998 was set at 125% of a participant's target bonus if superior performance levels were attained.

     The 1998 award was subject to three performance factors: 1) performance against the Company's net income budget, 2) performance against a set of strategic goals, and 3) the participant's individual performance contribution as judged by management. The portion of the award that was based on budgeted net income was triggered at 100% of budgeted net income and reached a maximum payout of 100% of the target bonus if 180% of budgeted net income was attained. An amount up to 25% of the target bonus was dependent upon performance against the strategic goals, independent of the achievement of budgeted net income.

     Because the Company did not achieve budgeted net income, Mr. Viefhues did not receive the portion of his target award that was based on budgeted net income. Based on the performance of the Company against strategic goals, however, the Committee awarded $121,339 to Mr. Viefhues for 1998. Mr. Viefhues' target bonus for 1998 was 140% of his base salary.

SPECIAL RETENTION BONUSES

     In an effort to retain the services of certain key executive officers during the difficult market and financial conditions being experienced by the Company, in 1998 the Committee provided special retention bonuses to certain key executive officers and employees. Because of the substantial long-term equity incentive award granted to Mr. Viefhues in 1998, the Committee did not grant a special retention bonus to Mr. Viefhues.

LONG TERM INCENTIVE AWARDS

     The Company established a long term incentive bonus plan (the "LTIP") beginning in 1996 for senior executives and certain members of middle management. The LTIP had a four (4) year performance period beginning January 1, 1996 and ending December 31, 1999 (the "LTIP Period"). The LTIP originally consisted of two parts: 1) annual grants of non-qualified stock options with 25% of such options vesting on each anniversary of such grant and 2) for certain executive officers, a one time grant of performance vesting restricted stock which vested only upon attainment of certain cumulative earnings per share goals. For each participant in the LTIP, the Committee originally determined a target percentage of base salary to be received by such participant in the form of equity-based compensation during the LTIP Period.

     In 1998, the Committee revised the LTIP in order to place a greater emphasis on long-term equity incentives. As revised, the LTIP now provides for equity-based compensation only in the form of annual grants of non-qualified stock options with 25% of such options vesting on each anniversary of such grant. The non-qualified stock options have an exercise price per share equal to 100% of the market value on the date of the grant. For each participant, a target percentage of base salary to be received by the participant in the form of equity-based compensation is determined each year. Each participant receives a grant of non-qualified stock options to purchase shares having a market value on the date of grant, as adjusted using a Black-Scholes valuation factor, equal to his or her target percentage of base salary.

     In 1998, the Committee targeted equity-based compensation for executive officers at the 75th percentile of companies included in the surveys. In 1998, participants in the LTIP received non-qualified stock options to purchase shares having an adjusted market value on the date of grant equal to 24% to 365% of the participant's annual base salary.

     Consistent with the terms of his employment letter and a LTIP award at the 75th percentile, the Committee awarded Mr. Viefhues non-qualified stock options to purchase 160,600 shares representing 340% of his base salary in 1998.

MEMBERS OF THE COMPENSATION COMMITTEE

     Mr. Helmut Mamsch, Chairman
     Dr. Hans Michael Gaul
     Dr. Alfred Oberholz
     Mr. Paul T. O'Brien
     Ambassador Michael B. Smith

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG TERM COMPENSATION
                                                                                          AWARDS
                                            ANNUAL COMPENSATION                  -------------------------
                                 ------------------------------------------                     SECURITIES
                                                               OTHER ANNUAL       RESTRICTED    UNDERLYING    ALL OTHER
        NAME AND                 SALARY         BONUS          COMPENSATION         STOCK        OPTIONS/    COMPENSATION
   PRINCIPAL POSITION     YEAR   ($)(1)          ($)               ($)           AWARDS($)(2)    SARS(#)         ($)
   ------------------     ----   ------         -----          ------------      ------------   ----------   ------------
Ludger H. Viefhues(3)...  1998   514,986       121,339(4)             --                --       160,600         6,720(5)
  Former Chief            1997   500,000            --                --                --        30,600         6,720(5)
  Executive Officer       1996   241,331(6)    180,208(4)             --                --         9,500         6,300(5)
Klaus R. von Horde(7)...  1998   420,806(8)     97,072(4)             --                --       138,000            --
  Chief Executive         1997    33,204(8)         --                --                --            --            --
  Officer and President   1996        --            --                --                --            --            --
James M. Stolze.........  1998   257,586       157,514(9)             --                --        49,600         6,720(5)
  Executive Vice          1997   247,662            --                --                --         5,600         6,720(5)
  President and Chief     1996   237,806       103,973(4)             --            91,350(10)     5,600         2,945(5)
  Financial Officer
Marcel Coinne...........  1998   218,002(11)   171,313(11)(12)   260,607(11)(13)        --        54,800        90,746(11)(14)
  Corporate Vice          1997   206,444(11)        --           360,899(11)(13)        --         4,400            --
  President Customer      1996   234,161(11)   102,825(4)(11)    234,329(11)(13)    71,775(10)     4,400            --
  Operations
Dr. John P. DeLuca......  1998   183,800       146,678(15)            --                --        32,000         6,720(5)
  Corporate Vice          1997   176,075            --                --                --         4,000         6,720(5)
  President Technology    1996   169,050        73,914(4)             --            65,250(10)     4,000         6,720(5)

-------------------------
 (1) Amounts shown include cash compensation earned and received as well as cash compensation earned but deferred at the election of the Named Executive Officer.

 (2) The aggregate number of shares of restricted stock held by each of the Named Executive Officers and their value at December 31, 1998 are as follows: Mr. Viefhues -- 0 shares; Mr. von Horde -- 0 shares; Mr. Stolze -- 2,800 shares, $23,800; Mr. Coinne -- 2,200 shares, $18,700; and Dr. DeLuca
     -- 2,000 shares, $17,000. The value of the restricted stock is determined by multiplying the total number of shares held by the Named Executive Officer by the closing price on the New York Stock Exchange ("NYSE") on December 31, 1998 ($8.50 per share). The Company may pay dividends on the restricted stock. However, no dividends have been paid to any stockholder by the Company since the restricted stock was initially awarded.

 (3) Mr. Viefhues resigned from service as Chief Executive Officer of the Company effective February 17, 1999 and will retire as an employee of the Company effective as of August 17, 1999.

 (4) Represents annual bonus paid pursuant to the Annual Incentive Plan.

 (5) Represents matching contributions by the Company to the MEMC Retirement Savings Plan.

 (6) Of this amount, $208,331 represents Mr. Viefhues' base salary and $33,000 represents non-employee director fees received by Mr. Viefhues in 1996 prior to his appointment as Chief Executive Officer on August 1, 1996.

 (7) Mr. von Horde was initially appointed by the Company as President and Chief Operating Officer in December 1997. Mr. von Horde was employed by MEMC Electronic Materials, S.p.A., the Company's Italian subsidiary, from December 1997 until April 1, 1998 when he became an employee of the Company. On February 17, 1999, Mr. von Horde was appointed Chief Executive Officer and President of the Company.

 (8) Deutsche mark amounts have been translated into U.S. dollars at the noon buying rate in New York City for cable transfer in Deutsche marks as certified for customs purposes by the Federal Reserve Bank of New York on the last trading day of the respective fiscal year. On December 31, 1998, the noon buying rate was DM 1.6670 = $1.00. On December 31, 1997, the noon buying rate was DM 1.7991 = $1.00.

 (9) Includes a $32,514 annual bonus paid pursuant to the Annual Incentive Plan and a $125,000 special incentive bonus paid pursuant to the Special Incentive Bonus Program.

(10) On January 1, 1996, restricted stock was awarded in the following amounts at the per share price of $32.625, the closing price of the Common Stock on the NYSE on December 29, 1995 (the last day of trading of 1995), which dollar amounts are reflected in this column for 1996: Mr. Stolze, 2,800; Mr. Coinne, 2,200; and Dr. DeLuca, 2,000. Twenty-five percent (25%) of the restricted stock awarded to Messrs. Stolze and Coinne and to Dr. DeLuca was to vest on January 1, 1998 if the Company's cumulative earnings per share ("CEPS") for the two fiscal years ending December 31, 1997 met a certain target level for such period. The Company's CEPS did not meet the requisite target levels so that these shares of restricted stock did not vest on January 1, 1998. Up to 100% of the restricted stock awarded to Messrs. Stolze and Coinne and to Dr. DeLuca will vest on January 1, 2000 if the Company's CEPS for the four fiscal years ending December 31, 1999 meet certain percentages of the target level for such period as follows:

CEPS AS A PERCENTAGE                                            PERCENT OF SHARES WHICH
  OF TARGET LEVEL                                             WILL VEST ON JANUARY 1, 2000
--------------------                                          ----------------------------
  100% or more...............................................             100%
  95% to 99%.................................................              80%
  90% to 94%.................................................              60%
  Below 90%..................................................               0%

     Notwithstanding the foregoing, all such restricted stock will vest at the end of any calendar quarter ending before December 31, 1999 as of which the CEPS for the period commencing January 1, 1996 and ending as of the end of such calendar quarter is at least 100% of the target level for the entire four-year period. If no CEPS target is met before January 1, 2000, all such restricted stock will be forfeited. Upon termination of employment due to death, permanent disability or retirement before January 1, 2000, a participant will forfeit a percentage of his or her restricted stock equal to a fraction the numerator of which is the number of days from the date of such termination of employment through December 31, 1999 and the denominator of which is 1,460 (the number of days in the period commencing January 1, 1996 and ending December 31, 1999). The remaining restricted stock will continue to be held by the participant subject to the CEPS conditions described above. Upon termination of employment for reasons other than death, permanent disability or retirement before January 1, 2000, a participant will forfeit all of his or her restricted stock.

(11) Belgian franc amounts have been translated into U.S. dollars at the noon buying rate in New York City for cable transfer in Belgian francs as certified for customs purposes by the Federal Reserve Bank of New York on the last trading day of the respective fiscal year. On December 31, 1998, the noon buying rate was BFr 34.36 = $1.00. On December 31, 1997, the noon buying rate was BFr 37.08 = $1.00. On December 31, 1996, the noon buying rate was BFr 31.71 = $1.00.

(12) Includes a $36,418 annual bonus paid pursuant to the Annual Incentive Plan and a $134,895 special incentive bonus paid pursuant to the Special Incentive Bonus Program.

(13) Consists primarily of tax payments paid by the Company due to the acceptance by Mr. Coinne of an international assignment. Until Mr. Coinne became an employee of the Company on October 1, 1998, the Company reimbursed Huls Benelux S.A. for direct payments of, among other things, a housing allowance, a vacation bonus and other payments made in connection with the international assignment.

(14) Includes an adjustment payment of $45,000 in connection with the transfer of Mr. Coinne's employment from Huls Benelux S.A. to the Company effective October 1, 1998 and an allowance of $45,746 required by Belgian law in connection with Mr. Coinne's leaving the Belgian social security system and transfer of employment.

(15) Includes a $21,678 annual bonus paid pursuant to the Annual Incentive Plan and a $125,000 special incentive bonus paid pursuant to the Special Incentive Bonus Program.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                 POTENTIAL REALIZABLE
                                                                                                   VALUE AT ASSUMED
                                                                                                ANNUAL RATES OF STOCK
                                                                                                PRICE APPRECIATION FOR
                                                       INDIVIDUAL GRANTS                            OPTION TERM(1)
                                   ---------------------------------------------------------    ----------------------
                                    NUMBER OF       % OF TOTAL
                                    SECURITIES     OPTIONS/SARS
                                    UNDERLYING      GRANTED TO     EXERCISE OR
                                   OPTIONS/SARS    EMPLOYEES IN    BASE PRICE     EXPIRATION
             NAME                   GRANTED(#)     FISCAL YEAR       ($/SH)          DATE         5%($)       10%($)
             ----                  ------------    ------------    -----------    ----------      -----       ------
Ludger H. Viefhues.............      160,600(2)        18.5%          15.25        8/17/02      1,540,257    3,903,314
Klaus R. von Horde.............      138,000(3)        15.9%          15.25         1/1/08      1,323,509    3,354,031
James M. Stolze................       49,600(3)         5.7%          15.25         1/1/08        475,696    1,205,507
Marcel Coinne..................       54,800(3)         6.3%          15.25         1/1/08        525,567    1,331,891
Dr. John P. DeLuca.............       32,000(3)         3.7%          15.25         1/1/08        306,901      777,746

-------------------------
(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the Company's Common Stock price.

(2) Pursuant to the terms of a Supplemental Retirement Agreement effective as of February 17, 1999 between Mr. Viefhues and the Company, on August 17, 1999, these options will vest and become exercisable for a period of three years. See "Employment Agreements -- Ludger H. Viefhues."

(3) These options become exercisable at the rate of 25% per year on January 1, 1999, January 1, 2000, January 1, 2001 and January 1, 2002. All of these options expire ten years from the date of grant. In the event of a change in control of the Company and except as the Compensation Committee of the Board of Directors may otherwise determine, all restrictions and conditions on the remaining unvested stock options (other than stock options granted within six months of such change of control) owned by these individuals shall lapse as of the date of a change in control. In addition, upon termination of employment due to death, permanent disability or retirement, all stock options awarded to the terminated individual shall become immediately exercisable.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                  NUMBER OF SECURITIES
                                                                 UNDERLYING UNEXERCISED
                                                                      OPTIONS/SARS
                                                                      AT FY-END(#)
                                                                -------------------------
                            NAME                                EXERCISABLE/UNEXERCISABLE
                            ----                                -------------------------
Ludger H. Viefhues..........................................         12,400/188,300
Klaus R. von Horde..........................................              0/138,000
James M. Stolze.............................................          16,578/60,726
Marcel Coinne...............................................          15,678/64,426
Dr. John P. DeLuca..........................................          15,378/41,126

     The Named Executive Officers did not exercise any options during 1998. None of the unexercised options were in-the-money based on the per share closing price of the Common Stock of $8.50 on the New York Stock Exchange on December 31, 1998.

PENSION PLAN

     The Company sponsors the MEMC Pension Plan, a defined benefit pension plan covering most domestic employees of the Company and its subsidiaries.

     The basic benefit payable under the MEMC Pension Plan is a lump sum equal to 8% of the participant's average total earnings up to one-half of the Social Security wage base plus 12% of the participant's "average total earnings" (as defined below) over one-half of the Social Security wage base, multiplied by the participant's years of benefit service, less 2% of such amount for every year by which the current age of the participant is less than age 65 (the "Basic Formula"). In addition to the normal annuity options, the benefit payable to employees hired on or after January 1, 1997, and to participants who were covered by the MEMC Southwest Inc. Pension Plan on December 31, 1996, is also available in an immediate lump sum distribution at termination of employment. The benefit for other participants is payable only in the form of an annuity with monthly payments for life beginning at the participant's retirement age, the amount of which annuity is the actuarial equivalent value of the participant's lump sum formula amount.

     Employees who were participants in the former MEMC Electronic Materials, Inc. Pension Plan for Salaried Employees (the "Salaried Plan"), a prior plan merged into the MEMC Pension Plan, as of December 31, 1996, are entitled to a benefit calculated under the formula in effect as of such date under the Salaried Plan, if such benefit is greater than the benefit calculated under the Basic Formula. The basic benefit payable under the Salaried Plan formula is a single life annuity equal to 1.2% of the participant's average total earnings multiplied by the participant's years of benefit service. However, if the participant was hired in the United States by Monsanto Company ("Monsanto"), a prior owner of a substantial part of the Company's business, before April 1, 1986 and was employed by the Company at any time during the period April 1, 1989 through May 31, 1989, or if the participant was employed by the Company at any time during the period January 1, 1989 through March 31, 1989, the factor is 1.4% of the participant's "average total earnings" (as defined below) instead of 1.2%. The basic benefit amount under the grandfathered formula is reduced to the extent the portion attributable to pre-April 1, 1989 service with Monsanto exceeds the amount to which the participant would have been entitled had his base salary (as of March 31, 1989) increased at a rate of 6% per year. If a participant with either the 1.2% or 1.4% formula retires on or after age 55 but prior to age 65, his benefit will be reduced 1/4% for each month that his retirement date precedes his 65th birthday. However, if the participant is under age 65 but at least age 55 at the time of his retirement, and the participant's age and years of vesting service add up to at least 80, then the benefit is not subject to any reduction.

     The basic benefit under either the 1.2% or 1.4% formula is reduced by the amount the participant is entitled to receive under any other designated Monsanto defined benefit pension plan.

     For purposes of the MEMC Pension Plan, "average total earnings" means twelve times the greater of (a) the monthly average earnings received in the 36 full calendar months immediately prior to the date of employment termination or
(b) the monthly average of earnings received during the highest three of the ten calendar years immediately prior to the year in which employment terminates. "Earnings" means amounts paid to participants that are subject to federal income tax withholding (including salary and bonus payments), subject to certain adjustments. Generally, "earnings" utilized for pension formula purposes includes salary and annual bonus reported in the salary and bonus columns of the Summary Compensation Table. However, earnings utilized for pension formula purposes does not include payments in lieu of accrued vacation, relocation payments, non-employee director fees and the special incentive bonuses paid in 1998. In addition, since annual incentive bonuses are paid in the year following the year earned, such bonuses will be included in "earnings" utilized for pension formula purposes in the year following the year such bonuses are reported in the bonus column of the Summary Compensation Table.

     Retirement benefits payable under qualified defined benefit plans are subject to the annual pension limitations imposed under Section 415 of the Internal Revenue Code of 1986, as amended (the "Code"), for which limitations vary annually. The Section 415 limitation for 1998 is $130,000. In addition,
Section 401(a)(17) of the Code specifies a maximum amount of annual compensation, also adjusted annually, that may be taken into account in computing benefits under a qualified defined benefit plan. The Section 401(a)(17) limitation for 1998 is $160,000. The MEMC Supplemental Executive Pension Plan (the "MEMC SEPP"), a nonqualified and unfunded plan, will provide benefits over the applicable Code limitations. Benefits under the MEMC SEPP are payable in the form of a lump sum distribution, in the form of an annuity with monthly payments for life beginning at the participant's retirement age, or in annual installments not to exceed fifteen years.

     The following table shows the estimated annual pension benefits under the MEMC Pension Plan and the MEMC SEPP in the remuneration and years of service classifications indicated using the Basic Formula. The table is based on the 1998 Social Security Wage Base, a 6.0% interest rate and the GAM83(50/50) Mortality Table. The amounts shown in the table are calculated on a single life annuity basis and assume retirement at age 65.

                             PENSION PLAN TABLE(1)

                                                                YEARS OF SERVICE
                                    -------------------------------------------------------------------------
REMUNERATION                           5              10              15               20               25
------------                           -              --              --               --               --
 $125,000.........................  $ 6,402         $12,804         $19,207         $ 25,609         $ 32,011
  150,000.........................    7,811          15,622          23,433           31,245           39,056
  175,000.........................    9,220          18,440          27,660           36,880           46,100
  200,000.........................   10,629          21,258          31,887           42,516           53,145
  225,000.........................   12,038          24,076          36,114           48,152           60,190
  250,000.........................   13,447          26,894          40,341           53,787           67,234
  300,000.........................   16,265          32,529          48,794           65,059           81,324
  400,000.........................   21,900          43,801          65,701           87,602          109,502
  500,000.........................   27,536          55,072          82,609          110,145          137,681
  600,000.........................   33,172          66,344          99,516          132,688          165,860

     Mr. von Horde is covered by the Basic Formula. As of December 31, 1998, Mr. von Horde has 0.75 years of benefit service and annualized average total earnings of $416,000 under the MEMC Pension Plan and MEMC SEPP. Under the terms of the MEMC Pension Plan and MEMC SEPP, because Mr. von Horde did not participate in the MEMC Pension Plan and MEMC SEPP until April 1, 1998, as of December 31, 1998, Mr. von Horde had no vested benefit.

     The following table shows the estimated annual pension benefits under the MEMC Pension Plan and the MEMC SEPP in the remuneration and years of service classifications indicated using the 1.4% Salaried Plan formula described above. As discussed above, the 1.4% formula is an alternative to the Basic Formula. The amounts shown in the table are calculated on a single life annuity basis and assume retirement at age 65 (without regard to the offsets described above).

                             PENSION PLAN TABLE(2)

                                                   YEARS OF SERVICE
                           -----------------------------------------------------------------
     REMUNERATION             20                 25                 30                 35
     ------------             --                 --                 --                 --
$125,000...............    $ 35,000           $ 43,750           $ 52,500           $ 61,250
 150,000...............      42,000             52,500             63,000             73,500
 175,000...............      49,000             61,250             73,500             85,750
 200,000...............      56,000             70,000             84,000             98,000
 225,000...............      63,000             78,750             94,500            110,250
 250,000...............      70,000             87,500            105,000            122,500
 300,000...............      84,000            105,000            126,000            147,000
 400,000...............     112,000            140,000            168,000            196,000
 450,000...............     126,000            157,500            189,000            220,500
 500,000...............     140,000            175,000            210,000            245,000

     Dr. DeLuca is covered by the 1.4% formula. As of December 31, 1998, Dr. DeLuca had 21.6 years of benefits service and annualized average total earnings of $243,836 under the MEMC Pension Plan and the MEMC SEPP.

     The following table shows the estimated annual pension benefits under the MEMC Pension Plan and the MEMC SEPP in the remuneration and years of service classifications indicated using the 1.2% Salaried Plan formula described above. As discussed above, the 1.2% formula is an alternative to the Basic Formula. The table presents the better of the Basic Formula or the grandfathered 1.2% formula for each level of remuneration and years of service classification as a single life annuity assuming retirement at age 65. The basic benefit is calculated using the 1998 Social Security Wage Base, a 6% interest rate and the GAM83(50/50) Mortality Table to convert the lump sums to annuities.

                             PENSION PLAN TABLE(3)

                                                        YEARS OF SERVICE
                                            ----------------------------------------
REMUNERATION                                   5              10               15
------------                                   -              --               --
$225,000................................    $13,500         $27,000         $ 40,500
 250,000................................     15,000          30,000           45,000
 300,000................................     18,000          36,000           54,000
 400,000................................     24,000          48,000           72,000
 500,000................................     30,000          60,000           90,000
 600,000................................     36,000          72,000          108,000
 700,000................................     42,000          84,000          126,000

     Mr. Viefhues and Mr. Stolze are eligible for the 1.2% formula. As of December 31, 1998, Mr. Viefhues had 4.6 years of benefit service and annualized Average Total Earnings of $512,658, and Mr. Stolze had 3.5 years of benefit service and annualized Average Total Earnings of $324,509 under the MEMC Pension Plan and MEMC SEPP. Mr. Viefhues' years of benefit service reflect his prior period of benefit service with the Company from June 1, 1989 through August 15, 1991. Pursuant to the terms of the Supplemental Retirement Agreement between Mr. Viefhues and the Company effective as of February 17, 1999, Mr. Viefhues will resign his employment with the Company on August 17, 1999 and receive an additional year of benefit service credit under the MEMC SEPP. See "Employment Agreements -- Ludger H. Viefhues." Under the terms of the MEMC Pension Plan and because Mr. Stolze joined the Company in June 1995, as of December 31, 1998, Mr. Stolze had no vested benefit.

     Mr. Coinne does not participate in either the MEMC Pension Plan or the MEMC SEPP.

     In accordance with his employment agreement, Mr. Coinne currently participates in a pension arrangement maintained by the Company through an insurance contract with Royale Belge and a pension agreement with the Company. The Royale Belge contract duplicates the benefit provided under Mr. Coinne's prior employer's pension plan. If Mr. Coinne had retired on December 31, 1998 and began receiving payment at age 65, Mr. Coinne would be eligible to receive an annual pension from the Royale Belge contract arrangement of approximately $59,617. Under the pension agreement with the Company, Mr. Coinne would be eligible to receive an annual pension of $26,145 beginning at age 65, if he had terminated employment on December 31, 1998. Amounts provided reflect the exchange rate for Belgian francs on December 31, 1998. Pension benefits under Mr. Coinne's pension arrangement are subject to reduction for accrued pension benefits under a combination of government benefits and company-provided benefits. If Mr. Coinne were to retire on or after age 55 but prior to age 65 and begin receiving his pension benefit from the Company, his pension benefit would be reduced by 1/4% per month that is prior to his attaining age 65.

EMPLOYMENT AGREEMENTS

Ludger H. Viefhues

     Mr. Viefhues entered into an employment agreement dated as of September 3, 1996 with the Company (the "Original Viefhues Agreement"). The Original Viefhues Agreement provided for an initial annual base salary of $500,000, annual incentives, grants of options under the Equity Incentive Plan and other benefits. The term of the Original Viefhues Agreement commenced as of August 1, 1996 and was to terminate on July 31, 2002. Effective as of February 17, 1999, the Original Viefhues Agreement was superseded by a Supplemental Retirement Agreement between Mr. Viefhues and the Company, as modified by a Supplemental Retirement

Agreement Clarification between Mr. Viefhues and the Company (as modified, the "Viefhues Retirement Agreement").

     Pursuant to the terms of the Viefhues Retirement Agreement, Mr. Viefhues resigned from service as Chief Executive Officer of the Company effective as of February 17, 1999. During the period commencing February 17, 1999 and ending August 17, 1999 (the "Transition Term"), Mr. Viefhues agreed to remain an employee and a director of the Company. During the Transition Term, Mr. Viefhues has agreed to assist in an orderly transition of the Company's leadership. On August 17, 1999, Mr. Viefhues will resign his employment with the Company and retire from the Company's Board of Directors, provided that Mr. Viefhues will resign from the Board of Directors prior to that date if he is requested to do so by the Chairman of the Board of Directors of the Company.

     During the Transition Term, Mr. Viefhues will continue to receive his base salary, at the current annual rate of $520,000, and the full amount of his annual incentive payment for 1998, as was determined by the Compensation Committee. Mr. Viefhues will also retain options to purchase 126,800 shares of the Company's common stock at an exercise price of $8.50 per share which options were awarded to Mr. Viefhues on January 1, 1999. Mr. Viefhues will also be eligible to receive 62.4658% of his full annual incentive payment for 1999, which annual incentive amount shall be determined based on the Compensation Committee's review of the Company's actual performance for 1999 and shall be payable at such time as annual incentive payments are paid to other participants in the Company's Annual Incentive Plan. Finally, during the Transition Term, Mr. Viefhues is entitled to continue to participate in all pension and welfare benefit plans and programs of the Company applicable to senior executives, including medical, dental, life insurance, disability and pension.

     Effective as of August 17, 1999 (the "Transition Date"), Mr. Viefhues will receive a supplemental severance payment of $520,000. On the Transition Date, Mr. Viefhues will also receive a lump sum amount of $45,455 in order to defray expenses to be incurred by him and his family in returning to Germany. In addition, effective as of the Transition Date, all stock options previously awarded to Mr. Viefhues under the Equity Incentive Plan shall vest and Mr. Viefhues will be allowed to exercise all such stock options until the earlier of
(i) three years following the Transition Date and the (ii) the expiration of the option's term. The Company will also provide Mr. Viefhues with reasonable and customary tax preparation services and financial planning assistance for the 1999 tax year. As of the Transition Date, Mr. Viefhues shall receive an additional year of credit for service under the MEMC SEPP. Mr. Viefhues' accrued benefit under the MEMC SEPP will be paid as soon as practicable after August 18, 2000. Finally, on the Transition Date, the Company will provide Mr. Viefhues with a one-year, $1 million term life insurance policy and pay Mr. Viefhues the cost of continuing certain dental benefits. The Company will also pay Mr. Viefhues a tax gross-up associated with the term life insurance policy and the dental benefits. The Company is obligated to require any successor to the Company to assume and agree to perform the Viefhues Retirement Agreement.

Klaus R. von Horde

     Mr. von Horde entered into an employment agreement with the Company that was effective as of April 1, 1998 (the "Original von Horde Agreement"). The Original von Horde Agreement provided that Mr. Von Horde would be employed by the Company as President and Chief Operating Officer for the period commencing April 1, 1998 and terminating on March 31, 2003. On February 17, 1999, Mr. von Horde was appointed as President and Chief Executive Officer of the Company. In connection with Mr. von Horde's new position, the Company entered into a new employment agreement with Mr. von Horde effective as of February 17, 1999 (the "New von Horde Agreement"). The New von Horde Agreement supersedes the Original von Horde Agreement.

     The Original von Horde Agreement provided for an initial annual base salary of $416,000 which could be increased, but not decreased, at the discretion of the Company's Compensation Committee based on performance and responsibilities assigned to Mr. von Horde. Mr. von Horde was also eligible to receive annual incentives, annual grants of stock options under the Equity Incentive Plan and other benefits. Pursuant to the terms of the Original von Horde Agreement, in 1998, Mr. von Horde received options to purchase 138,000 shares of the Company's Common Stock at an exercise price of $15.25 per share. All these options vest at the rate of 25% per year starting one year after the date of grant such that 100% vesting will occur on the fourth anniversary of the date of grant. Notwithstanding the foregoing, for all options granted to Mr. von Horde prior to February 17, 1999, the Original von Horde Agreement provides that such stock options will vest upon Mr. von Horde's retirement on or following August 31, 2002 or earlier with the consent of the Compensation Committee.

     The New von Horde Agreement provides that Mr. von Horde will be employed by the Company as President and Chief Executive Officer for the period commencing February 17, 1999 and ending March 31, 2003.

     The New von Horde Agreement provides for an initial annual base salary of $520,000 which may be increased, but not decreased, at the discretion of the Company's Compensation Committee based on performance and responsibilities assigned to Mr. von Horde. The New von Horde Agreement provides for annual incentives, annual grants of stock options under the Equity Incentive Plan and other benefits. Mr. von Horde is eligible to receive an annual bonus under the Company's Annual Incentive Plan with a target bonus of no less than 50% of his annual base salary. In January 2000, 2001, and 2002, Mr. von Horde will receive a stock option grant comprised of options to purchase a number of shares with a face value of no less than 200% of Mr. von Horde's base salary, not to exceed 100,000 shares in any one year. These options will have an exercise price per share equal to 100% of market value on the date of grant. All options will vest at the rate of 25% per year starting one year after the date of grant such that 100% vesting will occur on the fourth anniversary of the date of grant. Notwithstanding the foregoing, the New von Horde Agreement provides that all stock options granted to Mr. von Horde after February 17, 1999 will vest upon Mr. von Horde's retirement on or following March 31, 2003, or earlier, with the consent of the Compensation Committee.

     Either party may terminate the New von Horde Agreement upon twelve months' prior written notice. In the event of Mr. von Horde's involuntary termination without cause (other than by reason of death, total and permanent disability or retirement at the end of the agreement term) or Mr. von Horde's resignation for good reason, he will receive his base salary, benefits and pension credit through the notice period, the end of which will be the date of termination. Mr. von Horde will also receive a pro rata bonus for the year of termination to be paid at the same time and to the same extent (i.e., based on the Company's performance for the full year) as bonuses are paid generally to the Company's executives with respect to such year. Mr. von Horde will also be reimbursed for all reasonable relocation expenses incurred by him in returning to Germany with his family, and all unvested options under the Equity Incentive Plan will vest and remain outstanding and exercisable for three (3) years following his termination date unless the options are exercised or expire sooner by their terms. In such event, Mr. von Horde will also receive a lump sum cash payment equal to six (6) months' salary, continued medical and dental plan coverage for six (6) months (but not beyond March 31, 2003 or his return to Germany), pension service credit through March 31, 2003 for benefit accrual purposes, and accelerated pension vesting and waiver of early retirement reduction factors such that a full unreduced normal retirement pension amount (including benefits under the MEMC SEPP) will be available to Mr. von Horde six (6) months after his termination date (or March 31, 2003, if sooner), based on five (5) years of service.

     In the event Mr. von Horde voluntarily retires on or after March 31, 2003, his pension will be fully vested and the early retirement reduction factors shall be waived, such that a full unreduced normal retirement pension amount (including benefits under the MEMC SEPP) will be available to Mr. von Horde on his retirement date. Mr. von Horde will also be entitled to continued medical and dental plan coverage until the earlier of (i) the first anniversary of his retirement date and (ii) his return to Germany.

James M. Stolze

     Mr. Stolze entered into an employment arrangement effective as of June 16, 1995 with the Company (the "Stolze Agreement"). Pursuant to the Stolze Agreement, Mr. Stolze was appointed Chief Financial Officer of the Company. The Stolze Agreement has no specified term and contains no termination provision. The Stolze Agreement provides for an initial annual base salary of $230,000, annual incentives, participation in any long term incentive plan established by the Company, grants of options and restricted stock under the

Equity Incentive Plan, a signing bonus of $327,994 (which must be repaid to the Company if Mr. Stolze terminates his employment prior to completing five years of service) and other pension and welfare benefits. The Stolze Agreement contains no provisions regarding payment in the event of termination or change of control.

Marcel Coinne

     Mr. Coinne entered into an employment agreement dated as of April 1, 1993 with Huls Benelux S.A., as the employer, and the Company, as the beneficiary (the "Original Coinne Agreement"). The Original Coinne Agreement had no specified term and provided for a minimum base salary of BFr 510,443 per month, paid 13 times per annum, and certain other benefits, including a vacation bonus equivalent to 85% of one month's base salary, an international service premium equivalent to 15% of his base salary each month and other pension and welfare benefits. Mr. Coinne also participated in the Huls Benelux S.A. Pension Plan. His prior years of service with a previous employer are included in his years of service for purposes of the pension provided for in the Original Coinne Agreement.

     Because Mr. Coinne was relocated from Belgium to the United States as part of his employment arrangement, the Original Coinne Agreement also provided for relocation expense reimbursements, location living adjustment payments, housing allowance payments, an automobile and income tax equalization payments.

     On October 1, 1998, Mr. Coinne became an employee of the Company. In connection with his employment with the Company, Mr. Coinne entered into a new employment arrangement with the Company effective as of October 1, 1998 (the "New Coinne Agreement"). The New Coinne Agreement supersedes the Original Coinne Agreement.

     The New Coinne Agreement has no specified term and contains no termination provision. The New Coinne Agreement provides for an initial base salary of $230,000 per year, reduced by certain insurance and retirement expenses. Under the New Coinne Agreement, Mr. Coinne also is entitled to participate in the MEMC Electronic Materials, Inc. Annual Incentive Plan and Long Term Incentive Bonus Plan and to participate in certain medical, dental, insurance and pension plans. Mr. Coinne also is entitled to certain tax preparation, estate planning, tax planning and other legal services. The New Coinne Agreement provides for a one-time payment to Mr. Coinne of $115,000, which is payable in two installments.

     The New Coinne Agreement provides that Mr. Coinne will be entitled to two weeks pay for each year of service, plus one additional week pay, in the event Mr. Coinne is terminated without cause. The Company is also obligated to pay certain relocation and transportation expenses in the event of Mr. Coinne's retirement or termination.

ANNUAL INCENTIVE PLAN

     The Company has adopted the MEMC Electronic Materials, Inc. Annual Incentive Plan (the "Annual Incentive Plan") which is administered by the Compensation Committee. Employees assigned to certain management, professional and technical positions are eligible to participate in the Annual Incentive Plan.

     Under the Annual Incentive Plan, annual bonuses are paid based upon the extent to which the Company's financial and qualitative performance has met or exceeded certain performance goals specified by the Compensation Committee. A portion of the annual awards may also be based on individual performance. Awards under the Annual Incentive Plan are paid in cash.

     In the event a participant terminates employment prior to the end of a year for any reason other than disability, retirement, death or involuntary layoff, no award is paid to the participant unless otherwise determined by the Compensation Committee in its sole discretion. If a participant's employment terminates by reason of disability, retirement, death or involuntary layoff, then the participant is entitled to receive a pro rata award provided that such participant participated in the Annual Incentive Plan for at least six months. In the event of a change of control of the Company, the payment of awards are accelerated and the amount of such awards is calculated as if the applicable performance goals have been met.

     The Board of Directors may terminate or amend the Annual Incentive Plan, in whole or in part, at any time. Because awards under the Annual Incentive Plan are based on the attainment of specified performance goals, it is not possible to determine the benefits and amounts that will be received by any individual participant or group of participants in the future.

SPECIAL INCENTIVE BONUS PLAN

     In March 1998, the Company adopted a Special Incentive Bonus Program (the "Program") designed to retain the services of certain officers and key employees during the period commencing April 1, 1998 and ending June 30, 1999 (the "Retention Period"). Under the Program, the participants received a special incentive bonus. Fifty percent (50%) of the special incentive bonus (the "Advance Payment") was paid to each participant at the time the participant executed a special incentive bonus agreement with the Company. The remaining fifty percent (50%) of each participant's special incentive bonus will be paid on June 30, 1999 provided that such participant remains an employee of the Company through June 30, 1999.

     In the event a participant terminates his or her employment with the Company prior to April 1, 1999, the incentive bonus agreement provides that such participant must reimburse the Company the entire amount of the Advance Payment. Notwithstanding the foregoing, no reimbursement of the Advance Payment is required in the event of the death or total and permanent disability of a participant or in the event a participant's employment with the Company is involuntarily terminated by the Company as a result of a change of control of the Company or a reduction in the Company's workforce.

     In the event a participant terminates his or her employment with the Company after March 31, 1999 and before July 1, 1999, the incentive bonus agreement provides that such participant must reimburse the Company a pro rata portion of the Advance Payment. Such reimbursement is based on the portion of the Retention Period during which the participant failed to remain an employee of the Company.

     There were originally 24 participants in the Program. Approximately $2.9 million of special incentive bonuses were awarded to these participants under the Program.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1998, the Compensation Committee was comprised of Mr. Armin-Peter Bode (until March 20, 1998), Dr. Hans Michael Gaul (after December 8, 1998), Mr. Helmut Mamsch (after March 21, 1998), Prof. Dr. Erhard Meyer-Galow (until November 30, 1998), Dr. Alfred Oberholz, Mr. Paul T. O'Brien (after December 8,
1998), and Ambassador Michael B. Smith.

     None of such directors has been an officer or employee of the Company or any of its subsidiaries. Because the full Board of Directors approved certain compensation recommendations of the Compensation Committee, Mr. Viefhues and Mr. von Horde are deemed to have participated in deliberations of the Board of Directors regarding remuneration paid to executive officers.

                         STOCK PRICE PERFORMANCE GRAPH

     The graph below compares cumulative total stockholder return with the cumulative total return (assuming reinvestment of dividends) of the Standard & Poor's 500 Index and the Hambrecht & Quist Semiconductor Index. The information on the graph covers the period from July 12, 1995 (the date the Company's Common Stock began trading pursuant to the Company's initial public offering), through December 31, 1998. The stock price performance shown on the graph below is not necessarily indicative of future stock price performance.

                                                          MEMC                       S&P 500                H&Q SEMICONDUCTOR
                                                          ----                       -------                -----------------
July 12, 1995                                            100.00                      100.00                      100.00
December 31, 1995                                        136.00                      114.00                       72.00
December 31, 1996                                         94.00                      136.00                       94.00
December 31, 1997                                         64.00                      183.00                       99.00
December 31, 1998                                         35.00                      234.00                      139.00

------------------------------------------------------------------------------------------------------------
                                July 12,    December 31,    December 31,    December 31,    December 31,
                                  1995          1995            1996            1997            1998
------------------------------------------------------------------------------------------------------------
 MEMC                             100           136              94              64              35
------------------------------------------------------------------------------------------------------------
 S&P 500                          100           114             136             183             234
------------------------------------------------------------------------------------------------------------
 H&Q Semiconductor                100            72              94              99             139
------------------------------------------------------------------------------------------------------------

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     VEBA Corporation, a corporation owned by VEBA AG and its subsidiaries, and VEBA Zweite, another subsidiary of VEBA AG, own 66.0% of the outstanding shares of the Company's Common Stock, including 15,399,130 shares of Common Stock purchased by VEBA Zweite from the Company in a private placement on March 22, 1999. VEBA Zweite has also agreed to purchase all shares of Common Stock issuable upon exercise of rights that are not subscribed for by other stockholders in the Company's pending Offering, subject to certain conditions that are customary in a firm commitment underwriting.

     In an effort to minimize conflicts of interest by members of the Company's Board of Directors affiliated with VEBA AG or other related parties, the Audit Committee generally approves or ratifies any material transaction with a related party.

     In 1998, the Company made payments to VEBA Corporation and certain of its affiliates for raw materials, equipment, office space, services, credit commitments and interest. The Company also reimbursed VEBA Corporation and certain of its affiliates for certain insurance premiums paid on the Company's behalf. The following discussion summarizes the significant agreements and arrangements between the Company and VEBA Corporation and its affiliates.

LOAN AGREEMENTS AND GUARANTEES

     In 1998, the Company incurred approximately $47.9 million in interest, commitment fees and other financing fees to VEBA Corporation and certain of its affiliates. The Company has entered into credit and loan arrangements with VEBA AG and its affiliates. See "Financial Restructuring -- Debt Restructuring," below. In addition, on February 26, 1999, we received a short term $75 million revolving line of credit from an affiliate of VEBA AG. We did not draw on this short term line of credit, and it terminated on the closing of the private placement to VEBA Zweite. We paid a 1/4 percent commitment fee for all unused amounts of this line of credit. The Company and an affiliate of VEBA AG have guaranteed certain indebtedness of POSCO HULS Company, Ltd., a joint venture with Samsung and Pohang Iron and Steel, operating in South Korea ("PHC"), with an aggregate principal amount outstanding of approximately $581,000 as of January 31, 1999, which matures in March 1999. Neither the Company nor the affiliate of VEBA AG has been required to make any payments under these guarantees. The Company has agreed to indemnify the affiliate of VEBA AG with respect to its guarantee. The Company has agreed to pay the affiliate of VEBA AG an annual fee of 1/8 of one percent calculated on the outstanding principal balance under the PHC credit agreements for this guarantee.

FINANCIAL RESTRUCTURING

     In order to address our capital requirements in 1998, we initiated a financial restructuring that included:

- the approximately $91.1 million net proceeds anticipated from the pending Offering;

- the approximately $105.9 million of equity financing from VEBA Zweite pursuant to the private placement;

- an additional $150 million of debt financing from VEBA AG and its affiliates ($50 million of which became available on June 30, 1998 and $100 million of which became available on September 23, 1998); and

- an extension until 2001 of the maturities on all our outstanding debt maturing prior to January 1, 2001 with VEBA AG and its affiliates (but only in the event we have used our best efforts to obtain replacement financing on equivalent terms and have been unsuccessful).

Private Placement to VEBA Zweite and the Rights Offering

     On March 22, 1999, we sold 15,399,130 shares of Common Stock to VEBA Zweite at $6.89 per share for aggregate net proceeds of approximately $105.9 million. Our primary purpose for the sale to VEBA Zweite and the Offering is to raise approximately $200 million of additional capital. We are proceeding with the Offering to allow our stockholders (other than VEBA AG and its affiliates) an opportunity to restore their proportionate interest in the Company at the same price per share of Common Stock as was paid by VEBA Zweite.

     We sold Common Stock to VEBA Zweite before the Offering in order to evidence VEBA AG's and its affiliates' commitment to us and to increase our working capital and reduce our interest expense. If rights holders (other than VEBA AG and its affiliates) purchase all shares of the Common Stock offered in the Offering, VEBA AG and its affiliates will again own approximately 53.1% of the outstanding shares.

Debt Restructuring

     As part of the agreement with VEBA AG and its affiliates to provide the additional debt financing and to extend the maturity dates of outstanding loans that mature prior to January 1, 2001 until their respective maturity date anniversaries in 2001, we agreed to increase the interest rates payable by the Company on all of our debt to VEBA AG and its affiliates. On January 31, 1999, we had approximately $777.0 million of U.S. dollar and Japanese yen based loans outstanding with VEBA AG and its affiliates, including $135 million of the additional $150 million of debt financing. Prior to this restructuring, interest rates ranged from 2.1% to 7.6%. As part of the debt restructuring completed during the third quarter of 1998, our loans with VEBA AG and its affiliates have been repriced at interest rates reflecting the longer maturities and at interest rate spreads applicable to an average industrial borrower at an assumed credit rating. As a result, as of January 31, 1999, our loans with VEBA AG and its affiliates have interest rates ranging from 3.4% to 9.7%.

     These higher rates will cause our interest payments on these loans to increase by approximately $15 million per year, based on debt outstanding with VEBA AG and its affiliates and the new interest rates that were in effect as of September 30, 1998. In addition, for all existing loans that mature prior to January 1, 2001 and which maturities are extended by VEBA AG and its affiliates until 2001, the interest rates we must pay during the extension period will be adjusted to reflect the then-current interest rate spreads applicable to an average industrial borrower at an assumed credit rating.

     We have also agreed to increase the annual commitment fee payable by us on the undrawn portion of these loans from 1/8 of one percent to 1/4 of one percent. Additionally, we have agreed that we will not allow any encumbrances, such as mortgages and security interests, to be placed on our properties.

     The additional $150 million of debt financing provided to us by VEBA AG and its affiliates is also priced at interest rate spreads applicable to an average industrial borrower at an assumed credit rating. As of January 31, 1999, $135 million of this additional debt financing was outstanding.

     The assumed credit rating for these loan agreements was assumed solely for purposes of the loan agreements and does not reflect a view by the Company or VEBA AG or its affiliates as to the rating that would be assigned by an independent rating agency. No independent rating agency currently rates the Company or its debt.

SERVICE AGREEMENTS

     The Company has entered into a service agreement with VEBA Corporation (as successor to Huls Corporation), which requires VEBA Corporation to provide the Company with accounting services and office space. According to the terms of the service agreement, either party may terminate the service agreement at any time on 30 days' notice. The service agreement also may be modified from time to time by mutual consent of the parties. The Company believes that the terms of the service agreement are comparable to terms that the Company could obtain from unrelated third parties. The Company terminated the accounting services provided by VEBA Corporation during 1998. In 1998, the Company paid VEBA Corporation approximately $478,000 under this agreement.

     The Company had arrangements with an affiliate of VEBA AG that permitted this affiliate to use the Company's computer hardware to implement its software systems. The Company received $67,000 from this affiliate in 1998 pursuant to these arrangements. These arrangements terminated in 1998.

AGREEMENT FOR COMMUNICATION SERVICES

     The Company has an arrangement with VEBA Corporation covering the Company's communication service needs. This arrangement allows the Company to participate with VEBA Corporation and several of its affiliates in a communication service agreement between VEBA Corporation and AT&T. The term of the communication services agreement expires in 2001. In return for volume pricing discounts, VEBA Corporation provided AT&T with minimum revenue commitments for each contract year during the term of the communication services agreement. The Company entered into a reimbursement agreement with VEBA Corporation which requires the Company to reimburse VEBA Corporation if the Company's payments to AT&T under the communication services agreement do not meet certain specified minimum levels for each contract year. Because of the combined volume of VEBA Corporation and its affiliates (including the Company's volume), the Company believes that the pricing terms available to it under the communication services agreement are no less favorable than the Company could obtain if it independently entered into a contract for similar communication services. To date, the Company has not made any reimbursement payments to VEBA Corporation under this agreement.

TAX AGREEMENTS

     From 1990 to 1995, the Company was a party to various tax sharing agreements with VEBA Corporation and its affiliates. The tax sharing agreements provided a method to determine each party's respective federal income tax liabilities. In 1995, the Company entered into a tax disaffiliation agreement with VEBA

Corporation terminating the tax sharing agreements. As a result, the Company is now responsible for its own federal, state, and local tax returns and tax liabilities. Pursuant to the terms of the tax disaffiliation agreement, the Company and VEBA Corporation agreed to indemnify each other from and against any additional federal income tax liability attributable to each other's operations that is determined to be due with respect to taxable periods covered by the tax sharing agreements.

REGISTRATION RIGHTS AGREEMENT

     Pursuant to a registration rights agreement, as amended in connection with the private placement, the Company granted VEBA AG and its affiliates the right to demand registration under the Securities Act of 1933, as amended (the "Securities Act"), of its shares of Common Stock, including shares purchased in the private placement and shares that may be purchased under the standby commitment or otherwise. Except as described below, the demand rights are exercisable at any time and must be exercised for at least 25% of the Common Stock covered by the registration rights agreement. The Company may be required to effect up to three such demand registrations. VEBA AG and its affiliates will bear the expenses of any such demand registration. The Company is not obligated to take any action to register shares of Common Stock owned by VEBA AG and its affiliates: (1) during the period starting 30 days prior to the estimated date of filing of, and ending 90 days after the effective date of, any other registration statement filed by the Company under the Securities Act; (2) more than once during any six-month period; and (3) for up to 90 days after a request from VEBA AG or its affiliates if the Company's President certifies that the Board of Directors of the Company has determined that such registration would interfere with a material transaction then being pursued by the Company.

     In addition, except in certain circumstances and subject to certain limitations, if the Company proposes to register any shares of the Company's Common Stock under the Securities Act, VEBA AG or any affiliate of VEBA AG will be entitled to require the Company to include all or a portion of the shares of Common Stock which VEBA AG or such affiliate owns in such registration. The Company will bear the expenses of any such "piggyback" registration, other than underwriting discounts, commissions and filing fees relating to Common Stock to be sold by VEBA AG or its affiliates. In addition, the Company has agreed to indemnify any underwriter in connection with any registration made pursuant to the registration rights agreement against certain liabilities, including liabilities under the Securities Act. VEBA AG and its affiliates have waived their registration rights in connection with the Company's pending Offering.

TREASURY MANAGEMENT

     Pursuant to an informal arrangement, the Company participates in VEBA AG's global treasury management system. As a condition to the Company's participation, the Company offers VEBA AG or an affiliate a right of first refusal to act as its financial intermediary in transacting currency hedging activities. As a result of this arrangement, the Company has entered into a number of foreign exchange hedging contracts using VEBA AG or an affiliate as its financial intermediary. The Company believes that these hedging arrangements with VEBA AG or an affiliate allow for transactions on terms that are comparable to terms available from unrelated third party financial intermediaries. Consistent with the Company's past practice, the Company may deposit with VEBA AG or certain of its affiliates on a short term basis the Company's excess cash on hand at market rates of interest. The Company believes that the interest rates received under these short term arrangements are comparable to market rates received for similar transactions from non-affiliated persons. The treasury management arrangements may be modified from time to time or terminated at any time on short notice, either by the Company or VEBA AG or certain affiliates.

AGENCY AND SERVICES AGREEMENTS WITH AFFILIATED COMPANIES

     Through the Company's wholly owned Italian subsidiary, MEMC Electronic Materials, S.p.A., and certain other foreign subsidiaries, the Company distributed its silicon products and silicon products manufactured by affiliated companies in various European countries and South Korea under certain agency and services agreements that covered the distribution arrangements. In the agency agreements, affiliates of VEBA AG provides sales agency, administrative and other related services to MEMC Electronic Materials, S.p.A. in conjunction with the distribution of silicon products in the various countries. In return for these services, MEMC Electronic Materials, S.p.A. paid these affiliates of VEBA AG on a commission or cost plus commission basis. During 1998, the Company terminated these agency and services agreements. The Company believes that the terms of the agency and services agreements were comparable to those that the Company could have obtained from unrelated third parties. In 1998, the Company paid approximately $1.5 million to affiliates of VEBA AG under these agency and services agreements.

PURCHASES AND SALES OF RAW MATERIALS AND EQUIPMENT

     The Company purchases raw materials from an affiliate of VEBA AG pursuant to a supply contract dated December 31, 1995. The supply contract has a term of five years. The Company believes that the prices it pays for raw materials under this supply contract are not materially different from those which the Company could obtain from third parties for similar products. In 1998, the Company paid approximately $7.8 million for raw materials purchased under this supply contract.

     The Company also has purchased equipment from Steag Microtech, Inc., an entity in which VEBA AG holds a significant minority ownership interest. The Company believes that the price it paid for this equipment was not materially different from the price that the Company could have obtained from unrelated third parties for comparable equipment. In 1998, the Company purchased approximately $6.1 million of equipment from Steag Microtech, Inc.

SAP SOFTWARE SUBLICENSE

     The Company expects to obtain the use of SAP R/3 software through a sublicense from VEBA AG. SAP R/3 software is a comprehensive enterprise resource planning software package designed to integrate the Company's business processes. However, if the Company were to cease being an indirect subsidiary of VEBA AG, it may incur higher maintenance charges from SAP AG or its affiliates because of the Company's inability to continue to benefit from VEBA AG's volume pricing.

INSURANCE

     The Company participates in a marine cargo insurance policy maintained by VEBA AG or an affiliate. In 1998, the Company paid premiums of $60,980 under this policy. The Company also participates in a blended liability insurance policy sponsored by an unrelated third party. The Company's participation in the blended liability policy was arranged by VEBA AG. The premiums on the blended liability policy are paid by VEBA AG on the Company's behalf. The Company reimburses VEBA AG for these premiums. In 1998, the Company reimbursed VEBA AG in the amount of $1.4 million for a three-year premium paid under this policy. The Company believes that the total premiums paid for the marine cargo policy and the blended liability policy are comparable to premiums that are available from unrelated third parties.

                              INDEPENDENT AUDITORS

     The Company is presently utilizing the services of KPMG LLP, which has been the Company's independent auditors since 1989 and which will serve as the Company's independent auditors for the fiscal year ending December 31, 1999. Representatives of KPMG LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                 STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

     Stockholder proposals intended for inclusion in the Company's proxy statement and form of proxy to be prepared and distributed in connection with the Company's annual stockholders meeting in 2000 must be received by the Company no later than December 4, 1999. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with the regulations governing the solicitation of proxies.

     In order for a stockholder to nominate a candidate for director, under the Company's Restated Certificate, timely notice of the nomination must be given to the Company in advance of the meeting. Ordinarily, in the case of an annual meeting, such notice must be given not less than 60 nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, or in the case of a special meeting of stockholders called for the purpose of electing directors, in order to be timely, the stockholder must give notice within 10 days after notice of the meeting is mailed or other public disclosure of the meeting is made, whichever occurs first. The stockholder filing the notice of nomination must describe various matters as specified in the Company's Restated Certificate, including such information as name, address, occupation and number of shares held.

     In order for a stockholder to bring other business before an annual stockholders meeting, timely notice must be given to the Company in advance of the annual meeting. Ordinarily, such notice must be given not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, in order to be timely, the stockholder must give notice within 10 days after notice of the meeting is mailed or other public disclosure of the meeting is made, whichever occurs first. Such notice must include a description of the proposed business, the reasons therefor, and other matters specified in the Company's Restated By-Laws. The Board or chairman of such meeting may reject any such proposal that is not made in accordance with these procedures or that is not a proper subject for stockholder action in accordance with applicable law. These requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal included in the Company's proxy statement. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

     In each case, the notice must be given to the Company's Secretary, whose address is 501 Pearl Drive (City of O'Fallon), P. O. Box 8, St. Peters, Missouri 63376.

     Any stockholder desiring a copy of the Company's Restated Certificate or Restated By-Laws will be furnished a copy without charge upon written request to the Secretary.

                                 OTHER MATTERS

     As stated elsewhere herein, the Board of Directors knows of no other matters to be presented for consideration at the Annual Meeting by the Board of Directors or by stockholders who have requested inclusion of proposals in the Proxy Statement. If any other matter shall properly come before the meeting, the persons named in the accompanying form of proxy intend to vote on such matters in accordance with their judgment.

     The cost of preparing and mailing this Proxy Statement and the accompanying materials, and the cost of any supplementary solicitations, will be borne by the Company. In addition to the use of the mail, proxies may be solicited personally, or by telephone or telefax, by regular employees of the Company, without additional compensation. Brokerage firms, banks, nominees and others will be requested to forward proxy materials to the beneficial owners of Common Stock held by them of record, and the Company will reimburse them for their reasonable out-of-pocket and clerical expenses.

April 2, 1999

PROXY                                                                      PROXY
                         MEMC ELECTRONIC MATERIALS, INC.

         The undersigned hereby directs State Street Bank and Trust Company as trustee (the "Trustee") of the MEMC Retirement Savings Plan (the "Plan") to vote, as designated on the reverse side, all of the shares of Common Stock of MEMC Electronic Materials, Inc. (the "Company") which the undersigned is entitled to direct the Trustee to vote pursuant to the terms of the Plan, on the matters set forth on the reverse side and, in the discretion of the Trustee and its proxies, upon any other business which may properly come before the Annual Meeting of Stockholders of the Company, to be held at The Ritz-Carlton St. Louis, 100 Carondelet Plaza, St. Louis, Missouri 63105 on Thursday, May 6, 1999, at 10:00 a.m. local time, and all adjournments thereof.

         This direction card, when properly executed, will be voted in the manner directed herein by the undersigned participant. If no direction is made by a participant, voting will be controlled by the terms of the Plan.

PLEASE DATE AND SIGN ON THE REVERSE SIDE AND MAIL PROMPTLY IN THE ENCLOSED ENVELOPE.

                  (Continued and to be signed on reverse side.)

                         MEMC ELECTRONIC MATERIALS, INC.

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [ ]

1. ELECTION OF DIRECTORS:                    For   Withheld   For All
    Willem D. Maris, Paul T. O'Brien         All     All      Except
    and Klaus R. von Horde.                  [ ]     [ ]       [ ]


--------------------------------------------------------------------------------
(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED ABOVE.)





2. In its discretion, the Trustee and its proxies are authorized to vote upon any other business which may properly come before the meeting and all adjournments thereof.

THE PROXY FOR WHICH YOUR INSTRUCTIONS ARE REQUESTED IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby revokes all prior directions heretofore given by the undersigned to the Trustee with respect to the subject matter hereof for said meeting. The direction may be revoked prior to its exercise.

                Dated:                               ,1999
                      -------------------------------
                                                     ,1999
                -------------------------------------
                Signature of Plan Participant    Date

                Note: Please sign exactly as your name
                appears hereon.

                PLEASE MARK, SIGN AND PROMPTLY RETURN
                THIS VOTING DIRECTION CARD IN THE
                ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED
                IF MAILED IN THE UNITED STATES.


--------------------------------------------------------------------------------


                         MEMC ELECTRONIC MATERIALS, INC.
                       501 PEARL DRIVE (CITY OF O'FALLON)
                           ST. PETERS, MISSOURI 63376

                                  April 2, 1999

               TO PARTICIPANTS IN THE MEMC RETIREMENT SAVINGS PLAN

         Enclosed with this voting direction card are the Notice of Annual Meeting and Proxy Statement for the Annual Meeting of Stockholders of MEMC Electronic Materials, Inc. (the "Company") which will be held on May 6, 1999. The number of shares of Company common stock (the "Common Stock") shown on the voting direction card represents the number of shares which you are entitled to direct State Street Bank and Trust Company (the "Trustee") to vote. This share amount is based on your balance in the MEMC Stock Fund account in the MEMC Retirement Savings Plan (the "Plan") on March 8, 1999, the record date for the determination of stockholders eligible to vote. In order for these shares to be voted by the Trustee of the Plan in accordance with your confidential instructions, the Trustee must receive your executed voting direction card not later than April 30, 1999. Under the provisions of the Plan, all shares for which no executed voting direction cards are received by April 30, 1999 are to be voted by the Trustee and its proxies in the same proportion for which directions are received. Please note that you will not be able to vote the shares shown on the voting direction card at the Annual Meeting; only the Trustee and its proxies can vote these shares.

PROXY                                                                      PROXY
                         MEMC ELECTRONIC MATERIALS, INC.
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                FOR ANNUAL MEETING OF STOCKHOLDERS ON MAY 6, 1999

         The undersigned hereby appoints James M. Stolze and Helene F. Hennelly, and each of them, with power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of MEMC ELECTRONIC MATERIALS, INC. (the "Company"), to be held at The Ritz-Carlton St. Louis, 100 Carondelet Plaza, St. Louis, Missouri 63105 on Thursday, May 6, 1999, at 10:00 a.m. local time, and all adjournments thereof, and to vote, as indicated on the reverse side, the shares of Common Stock of the Company which the undersigned is entitled to vote with all the powers the undersigned would possess if present at the meeting.

         This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR the election of the nominees listed.

PLEASE DATE AND SIGN ON THE REVERSE SIDE AND MAIL PROMPTLY IN THE ENCLOSED ENVELOPE.

                  (Continued and to be signed on reverse side.)

                         MEMC ELECTRONIC MATERIALS, INC.
    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [ ]


1. ELECTION OF DIRECTORS:                    For   Withheld   For All
    Willem D. Maris, Paul T. O'Brien         All     All      Except
    and Klaus R. von Horde.                  [ ]     [ ]       [ ]


--------------------------------------------------------------------------------
(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED ABOVE.)



2. In their discretion, the proxies are authorized to vote upon any other business which may properly come before the meeting and all adjournments thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby revokes all proxies heretofore given by the undersigned for said meeting. This proxy may be revoked prior to its exercise.

                                                    ,1999
                ------------------------------------
                Signature                       Date
                                                    ,1999
                ------------------------------------
                Signature if held jointly       Date

                Note: Please sign exactly as your
                name or names appear hereon. When
                shares are held by joint tenants,
                both should sign. When signing as
                attorney, executor, administrator,
                trustee or guardian, please give full
                title as such. If a corporation,
                please sign in full corporate name by
                President or other authorized
                officer. If a partnership, please
                sign in partnership name by
                authorized person.

                PLEASE MARK, SIGN AND PROMPTLY RETURN THIS
                PROXY CARD IN THE ENCLOSED ENVELOPE. NO
                POSTAGE IS REQUIRED IF MAILED IN THE UNITED
                STATES.



--------------------------------------------------------------------------------


                         MEMC ELECTRONIC MATERIALS, INC.
                       501 PEARL DRIVE (CITY OF O'FALLON)
                           ST. PETERS, MISSOURI 63376


                                  April 2, 1999

Dear Stockholder:

         The annual meeting of stockholders of MEMC Electronic Materials, Inc. will be held at The Ritz-Carlton St. Louis, 100 Carondelet Plaza, St. Louis, Missouri 63105 at 10:00 a.m. local time on Thursday, May 6, 1999.

         It is important that your shares are represented at this meeting. Whether or not you plan to attend the meeting, please review the enclosed proxy materials, complete the attached proxy form above, and return it promptly in the envelope provided.

                                                      Thank you.



                                                      HELENE F. HENNELLY
                                                      Secretary